CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 333-62051) of our report dated February 20, 2001 relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to the Shareholders of the Diversified Stock Fund, Small Company Opportunity Fund and the Investment Quality Bond Fund (three portfolios constituting The Victory Variable Insurance Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/  PricewaterhouseCoopers LLP


Columbus, Ohio
April 25, 2001